EXHIBIT 99

                                            Unocal
                                            2141 Rosecrans Avenue, Suite 4000
                                            El Segundo, California 90245

                                            [UNOCAL LOGO]

                                            NEWS RELEASE

                                            Contact:   Barry Lane (Media)
                                                       310-726-7731
                                                       Robert Wright (Investors)
                                                       310-726-7665


              Unocal sells portion of its Tom Brown shares holding

     El Segundo, Calif., Sept. 16, 2003 - Unocal Corporation (NYSE: UCL) today said its Chicago Carbon Company subsidiary sold 4.9 million of the common shares its holds in Tom Brown, Inc. (NYSE: TBI). The sale is part of the underwritten stock offering commenced by TBI in early September and represents approximately 85 percent of the 5.8 million shares held by the Unocal subsidiary.

     Unocal expects to realize pretax proceeds of approximately $120 million from the sale. The price was $25.75 per share less transaction costs. The net proceeds will be used to reduce Unocal's outstanding debt and other financings.

     Unocal expects to record a pretax gain on the sale of approximately $45 million in its third quarter 2003 results.

     Unocal also said it expects to sell the remaining 875,000 TBI shares it holds as market conditions allow following a 90-day lock-up period.

     This transaction continues Unocal's program to simplify and rationalize its exploration and production business. In prior years, Unocal purchased the minority interests in companies it controlled, such as Pure Resources, Inc., which focuses on the Permian Basin, and Canada-based Northrock Resources Ltd. In addition, in 2003 the company has sold its North America equity affiliates, including TBI.

     The 2003 sales of E&P equity affiliate shareholdings will reduce proved reserves by approximately 34 million barrels-of-oil-equivalent (BOE) from the year-end 2002 reserves level. Production associated with affiliate interests sold in 2003 amounted to approximately 8,500 BOE per day in 2002.

About Unocal Corporation

     Unocal is one of the world's leading independent natural gas and crude oil exploration and production companies. The company's oil and gas activities are in North America and Asia. For additional information about Unocal's global activities, visit the company's web site at www.unocal.com.


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This news release  contains  certain  forward-looking  statements about expected possible future market transactions. These statements are not guarantees of future performance. The statements are based upon Unocal's current expectations and beliefs and are subject to a number of known and unknown risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Actual results could differ materially as a result of factors discussed in Unocal's 2002 Annual Report on Form 10-K and subsequent reports filed with the U.S. Securities and Exchange Commission. Unocal undertakes no obligation to update the information in this news release.

Investors are urged to consider closely the disclosure in Unocal's 2002 Annual Report on Form 10-K and other reports filed with the SEC (SEC File No. 1-8483). Copies of the company's SEC filings are available from the company by calling 800-252-2233 or from the SEC by calling 800-SEC-0330. The reports are also available on the Unocal web site, www.unocal.com.

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